Exhibit 7.01

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13D, and any further amendments to such Schedule 13D, need be filed with respect to the ownership by each of the undersigned with respect to the shares of common stock, par value $0.001 per share, of Trunkbow International Holdings Limited. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: November 6, 2012

Wanchun Hou

	By:	/s/ Wanchun Hou
Name: Wanchun Hou

Chief Honour Investments Limited

	By:	/s/ Wanchun Hou
Name: Wanchun Hou
Title: Director

Qiang Li

	By:	/s/ Qiang Li
Name: Qiang Li

Capital Melody Limited

	By:	/s/ Qiang Li
Name: Qiang Li
Title: Director